STOEL RIVES LLP
                              ---------------
                                 ATTORNEYS

                         Port of Portland Building
                        700 NE Multnomah, Suite 950
                        Portland, Oregon 97232-4109
                Telephone (503) 294-9100 Fax (503) 230-1907
                           Internet:www.stoel.com

                                May 8, 1996




PacifiCorp
Suite 1600
700 NE Multnomah
Portland, OR  97232


        We have acted as counsel for you and for PacifiCorp Capital I and PacifiCorp Capital II, each a statutory business trust created under the laws of the State of Delaware (each, a "PacifiCorp Capital Trust"), in connection with preparation of a Registration Statement on Form S-3 (the "Registration Statement") about to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), relating to the public offering of up to $250,000,000 in the aggregate of (i) debt securities representing junior unsecured deferrable interest subordinated obligations of PacifiCorp, to be issued pursuant to an Indenture dated as of May 1, 1995 between PacifiCorp and The Bank of New York as trustee, (the "Junior Subordinated Debentures") and (ii) preferred securities representing preferred undivided beneficial interests in the assets of the respective PacifiCorp Capital Trusts. The proceeds of the offering of preferred securities by a PacifiCorp Capital Trust may be loaned to PacifiCorp (together with proceeds from issuance of common securities in that PacifiCorp Capital Trust), and the loan may be evidenced by Junior Subordinated Debentures. In addition, certain payment obligations of a PacifiCorp Capital Trust with respect to the preferred securities will be guaranteed by PacifiCorp to the extent set forth in a subordinated guarantee.

        In so acting, we have reviewed (i) the original Trust Agreement of PacifiCorp Capital I and PacifiCorp Capital II, each dated as of May 3, 1996, and (ii) the form of the Amended and Restated Trust Agreement for the PacifiCorp Capital Trusts (the "Amended Trust Agreement"), dated as of May ___, 1996. Our opinion is based upon the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder, administrative pronouncements by the Internal Revenue Service, judicial decisions, and such other legal authorities as we have deemed necessary or appropriate for purposes of our opinion, as each exists on the date of this letter. Existing tax laws may be changed by legislation or promulgation of regulations or may be

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PacifiCorp
May 8, 1996
Page 2


interpreted differently than they are at present by the courts or the Internal Revenue Service, and such changes may alter the conclusions set forth in this letter.

        In connection with issuance pursuant to the Registration Statement of the preferred securities of the PacifiCorp Capital Trusts (the "Preferred Securities"), you have requested that we render the opinion set forth below. In rendering our opinion, we have examined and relied upon representations and warranties as to factual matters made in or pursuant to the documents referred to above and upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. We also have assumed that the Amended Trust Agreement will be duly executed and delivered substantially in the form of Exhibit 4(i) to the Registration Statement, that the Amended Trust Agreement will be valid and enforceable in accordance with its terms and that the PacifiCorp Capital Trusts will at all times comply with the Delaware Business Trust Act and the terms of the Amended Trust Agreement. Our opinion addresses only the United States federal income tax considerations of general application relevant to a beneficial owner acquiring Preferred Securities upon original issue at the original offering price that is (i) an individual citizen or resident of the United States,
(ii) a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia or
(iii) an estate or trust treated as a United States person for federal income tax purposes.

        Subject to the foregoing and to the qualifications and limitations set forth herein, the statements relating to issuance of the Preferred Securities set forth in the Prospectus Supplement, subject to completion, dated May ___, 1996 (the "Prospectus Supplement"), under the caption "Certain Federal Income Tax Considerations," to the extent they relate to matters of law or legal conclusion, constitute our opinion.

        Our opinion is limited to the United States federal income tax matters addressed, and no opinion is rendered as to any other issue. In addition, our conclusions are based upon United States federal income tax law currently in effect, which is subject to change on a prospective or retroactive basis, representations concerning relevant facts that exist as of the date hereof and the assumptions described above. If any assumption or representation described above is not true, correct and complete, or in the event of a change in United States federal income tax law

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PacifiCorp
May 8, 1996
Page 3

adversely affecting the conclusions set forth in this letter or in the Prospectus Supplement under "Certain Federal Income Tax Considerations," our opinion shall be void and of no force or effect. We undertake no obligation to update our opinion at any time. Our opinion is not binding on the courts or on any administrative agency, and a court or agency may hold or act to the contrary.

        This opinion is addressed solely to you, and no other person may rely on it, provided, however, that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "Certain Federal Income Tax Considerations" and "Legal Opinions" in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       STOEL RIVES LLP